                                                                   EXHIBIT 77(d)
                               MORGAN STANLEY GLOBAL OPPORTUNITY BOND FUND, INC.

The Fund may invest up to 20% of its assets in public bank loans made by banks or other financial institutions, which may be rated investment grade (Baa or higher by Moody's Investors Service ("Moody's") BBB or higher by Standard &
Poor's Rating Group, a division of The McGraw-Hill Companies, Inc. ("S&P")) or below investment grade (below Baa by Moody's or below BBB by S&P).